CSX Increases 2011 Capital Investment to $2.2 billion;
Declares Quarterly Dividend

JACKSONVILLE, Fla., July 13, 2011 - The CSX Corporation (NYSE: CSX) Board of Directors today authorized an increase in 2011 capital investment for certain asset purchases - primarily railcars to meet the growing near- and long-term demand for export coal. As a result, the company now expects to make 2011 capital investments of $2.2 billion, up from the previously announced $2 billion.
The increase is consistent with CSX's previously announced intention to reinvest an average of 18 percent of its revenues back into its business through 2015. It also supports the company's near- and long-term financial guidance.
Also today, the Board of Directors approved a $0.12 per share quarterly dividend on the company's common stock. The dividend is payable on September 15, 2011, to shareholders of record at the close of business on August 31, 2011.
CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia. CSX's network connects more than 240 short line and regional railroads and more than 70 ocean, river, and lake ports. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Forward-looking Statements
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Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

SOURCE CSX Corporation